Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 and in the registration statement No. 333-217774 on Form S-3 of Black Knight, Inc. (the “Company”) of our report dated February 22, 2019, with respect to the consolidated balance sheets of Black Knight, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of earnings and comprehensive earnings, equity, cash flows for each of the years in the three-year period ended December 31, 2018, the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Black Knight, Inc.
Our report dated February 22, 2019, on the consolidated financial statements of Black Knight, Inc. contains an explanatory paragraph which states that the Company has changed its method of accounting for revenue and costs in response to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. Lastly, our report dated February 22, 2019, on the effective of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that management has excluded from its assessment of the effectiveness of internal control over financial reporting the internal control over financial reporting of HeavyWater, Inc. (“HeavyWater”) and Ernst Publishing Co., LLC and two related entities (collectively, “Ernst”), which were acquired during the year, and our audit of internal control over financial reporting also excludes an evaluation of the internal control over financial reporting of HeavyWater and Ernst.

/s/ KPMG LLP

February 22, 2019
Jacksonville, Florida